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                                                                   EXHIBIT 11.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                             SECOND QUARTER       FIRST SIX MONTHS
                                                            1997        1996      1997       1996
Net earnings                                              $     90   $    112   $    162  $     224
                                                          ========   ========   ========  =========

  Average number of common shares outstanding                 78.1       78.7       77.9       79.2
  Common share equivalents (1)                                 0.6        0.9        0.6        0.9
                                                          --------   --------   --------  ---------
  Average number of common shares and
    share equivalents                                         78.7       79.6       78.5       80.1
                                                          ========   ========   ========  =========

Net earnings per share (2)                                $   1.14   $   1.41   $   2.06  $    2.80
                                                          ========   ========   ========  =========



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(1)  Common share equivalents of the Company represent the effect of dilutive stock options outstanding during the period.

(2) For all periods presented, primary earnings per share equals fully diluted earnings per share.

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